Exhibit 99.1

CONTACT:	Thomas M. Kitchen	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES REPORTS RESULTS FOR FISCAL YEAR 2007
NEW ORLEANS, LA December 20, 2007 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today its results for the fiscal year ended October 31, 2007.
The Company reported net earnings from continuing operations for fiscal year 2007 of $39.3 million, or $0.38 per diluted share, compared to net earnings from continuing operations of $37.6 million, or $0.35 per diluted share, for fiscal year 2006. For the quarter ended October 31, 2007, the Company reported net earnings from continuing operations of $5.3 million, or $0.05 per diluted share, compared to net earnings from continuing operations of $10.7 million, or $0.10 per diluted share, for the fourth quarter of 2006.
Thomas J. Crawford, President and Chief Executive Officer, stated, “I am pleased to report our results for the year with an $8.6 million improvement in revenue, a $1.7 million improvement in net earnings from continuing operations and a $0.03 increase in earnings per diluted share from continuing operations. For the year, we generated operating cash flow of $81.9 million and had the strongest recurring free cash flow in the past five years of $59.6 million. My enthusiasm is somewhat tempered by our results in the fourth quarter compared to the same period of last year. The fourth quarter of 2006 was one of our strongest fourth quarters in terms of earnings, resulting in a challenging quarter-over-quarter comparison this year. However, our cash generating performance was exceptional as we were able to significantly increase our operating cash flow to $27.1 million compared to $12.0 million in the fourth quarter of last year.”
Thomas M. Kitchen, Senior Executive Vice President and Chief Financial Officer, stated, “One of the strengths of our Company is the strong balance we maintain between the funeral and cemetery segments of our business. At 47 percent of consolidated revenues, our cemetery activity, and in particular our preneed production which is not completely dependent upon mortality rates, has a strong stabilizing influence on the overall performance of our Company. For example, we experienced a 6.2 percent increase in gross cemetery property sales and a $9.5 million increase in cemetery revenue during the year. In our funeral segment, our service packages have been successful increasing our average revenue per traditional funeral service by 3.4 percent and our average revenue per cremation service by 7.4 percent. Also this year, we improved our capital structure by repurchasing $64.2 million or 7,698,000 shares of our Class A common stock and issued $250 million of senior convertible notes which reduced our borrowing costs. In September of this year, the Board approved a $25 million stock repurchase program of which we have purchased 1.4 million shares of our Class A common stock at an average price of $8.14 for $11.4 million. Today, the Company announced the Board approved an additional $25 million for stock repurchase leaving the Company with $38.6 million available under both programs.”

For fiscal year 2007, gross profit decreased $2.2 million mainly due to certain items primarily affecting the funeral segment. Funeral gross profit decreased $2.3 million due to a $0.9 million decrease in revenue and a $1.4 million increase in expenses. The decrease in revenue is primarily due to $2.8 million of business interruption insurance proceeds recorded in fiscal year 2006 related to Hurricane Katrina. The increase in expenses is due primarily to a $2.0 million increase in property, casualty and general liability insurance costs and a $0.7 million impairment charge discussed later in the release.
During the fourth quarter of 2007, funeral revenue decreased $2.9 million; however, after adjusting funeral revenue for the $2.4 million resulting from the out of period accounting adjustments and the $0.4 million from business interruption proceeds recorded during the fourth quarter of 2006, funeral revenue was flat for the quarter. Cemetery revenue decreased $1.1 million quarter over quarter due primarily to a decrease in merchandise delivery revenue, partially offset by an increase in gross cemetery property sales of 2.8 percent or $0.8 million. Funeral gross profit decreased $4.8 million quarter over quarter due to the $2.9 million decrease in revenue and a $1.9 million increase in expenses. The increase in expenses is due primarily to a $0.7 million impairment charge, discussed later in the release, a $0.6 million increase in health insurance costs and a $0.5 million increase in property, casualty and general liability insurance costs. Cemetery gross profit decreased $1.1 million quarter over quarter, partially due to the $1.1 million decrease in revenues as well as a $0.6 million increase in health insurance costs and a $0.5 million increase in property, casualty, and general liability insurance costs.
There were several other items that impacted the fourth quarter. Contributing positively to the fourth quarter of 2007 was a $1.5 million decrease in interest expense due to the senior convertible note transaction and a $0.7 million decrease in corporate general and administrative expenses due to a decrease in professional fees. Offsetting these factors was a $2.8 million increase in hurricane related charges and an increase in the effective tax rate from the fourth quarter of 2006, which resulted in an additional $0.5 million in tax expense.
Mr. Crawford concluded, “We had a good year despite the fourth quarter results, and we are looking forward to positive results in 2008 as we implement our long-term strategic framework. Our focus for fiscal year 2008 will be on our “Best in Class” initiative. This initiative is designed to improve performance at the rooftop level by requiring consistent, integrated management practices based on key measures.”
Adjusted Earnings from Continuing Operations
Several unusual items impacted the comparability of the Company’s financial results for fiscal years 2007 and 2006. During fiscal year 2006, the Company recorded $2.8 million of funeral revenue and $0.4 million of cemetery revenue from business interruption insurance proceeds related to Hurricane Katrina. In addition, during fiscal year 2006, the Company made several adjustments relating to prior accounting periods, resulting in an increase of $2.8 million in revenue. The total fiscal year 2006 impact of business interruption insurance proceeds and the out of period accounting adjustments was a $6.0 million increase in fiscal year 2006 revenue. The 2006 out of period accounting adjustments also included a $5.1 million increase in costs. The net impact of the business interruption insurance and out of period accounting adjustments increased net earnings before taxes $0.9 million ($0.5 million after tax, or $.01 per diluted share). In fiscal year 2007, the Company recorded out of period accounting adjustments resulting in an increase in net earnings before taxes of $1.4 million ($0.8 million after tax, or $.01 per diluted share) with a $0.1 million increase recorded in the fourth quarter.
Net earnings for the current fiscal year were positively impacted by a reduction in the effective tax rate from 36.0 percent in 2006 to 31.5 percent in 2007, which resulted primarily from the recognition of tax benefits totaling $4.2 million, or $0.04 per diluted share, in the current twelve month period. Of these tax benefits, $3.4 million was attributable to the utilization of a capital loss carryforward and $0.8 million was attributable to the completion of an audit by the Commonwealth of Puerto Rico for tax periods 1999, 2000 and 2001. In fiscal year 2006, earnings were impacted by a tax benefit consisting of various items that net to $1.0 million.
In addition to the business interruption insurance proceeds, the out of period adjustments in fiscal 2006 and the tax benefit in fiscal 2007, the Company recorded several other items during the three and twelve months ended October 31, 2007 and 2006 that impacted earnings, including an early extinguishment of debt charge, hurricane related charges, gains on dispositions and impairment losses and separation pay. The Company is presenting adjusted earnings in the table below to eliminate the effects of the specified items, which are not comparable from one period to the next.

	Three Months Ended October 31,				Twelve Months Ended October 31,
Adjusting Balances are Net of Tax	2007		2006		2007		2006
	millions	per share	millions	per share	millions	per share	millions	per share
Consolidated net earnings	$6.1	$.06	$10.4	$.10	$39.8	$.39	$37.6	$.35
Add (subtract): (Earnings) loss from discontinued operations	(0.8)	(.01)	0.3	—	(0.5)	(.01)	—	—

Earnings from continuing operations	$5.3	$.05	$10.7	$.10	$39.3	$.38	$37.6	$.35
Add (subtract): Out of period adjustments	(0.1)	—	(0.6)	(.01)	(0.8)	(.01)	1.5	.01
Subtract: Business interruption insurance proceeds	—	—	(0.2)	—	—	—	(2.0)	(.02)
Add (subtract): Hurricane related charges (recoveries), net	0.1	—	(1.7)	(.01)	1.6	.02	(1.1)	(.01)
Add: Separation charges	—	—	—	—	0.4	—	0.6	.01
Add: Gains on dispositions, net of impairment (losses)	—	—	0.2	—	—	—	0.1	—
Add: Loss on early extinguishment of debt	—	—	—	—	0.4	—	—	—
Subtract: Tax benefit	—	—	(0.4)	—	(4.2)	(.04)	(1.0)	(.01)

Adjusted earnings from continuing operations	$5.3	$.05	$8.0	$.08	$36.7	$.35	$35.7	$.33

Fourth Quarter Results From Continuing Operations
FUNERAL
•	Funeral revenue decreased $2.9 million, or 4.2 percent, to $66.9 million.
•	The Company’s same-store funeral operations achieved a 0.7 percent increase in average revenue per traditional funeral service and a 5.1 percent increase in average revenue per cremation service.
•	The increases in the average revenue per traditional funeral and cremation service were partially offset by a shift in mix to lower-priced cremation services resulting in an overall increase in the same-store average revenue per funeral service for the quarter of 1.1 percent.
•	During the fourth quarter of 2006 the Company recorded an increase of $2.4 million in funeral revenue related to the out of period accounting adjustments and $0.4 million of business interruption insurance proceeds related to Hurricane Katrina.

•	The cremation rate for the Company’s same-store operations was 39.7 percent for the fourth quarter of 2007 compared to 38.7 percent for the fourth quarter of 2006.
•	Same-store funeral services performed decreased 0.8 percent, or 112 events, to 14,055 same-store events performed. While the same-store funeral services decreased during the fourth quarter, the Company believes the industry-wide data indicates a larger funeral service decrease than its results.
•	Preneed funeral sales decreased 8.0 percent during the fourth quarter of 2007 compared to the fourth quarter of 2006.
•	Funeral gross profit decreased $4.8 million to $11.0 million for the fourth quarter of 2007 compared to $15.8 million for the same period of 2006 due primarily to the decrease in revenue discussed above and a $1.9 million increase in expenses. The increase in expenses is primarily due to a $0.7 million impairment charge related to funeral licenses in the state of Maryland, a $0.6 million increase in health insurance costs and a $0.5 million increase in property, casualty and general liability insurance costs. Prior to October 2007, funeral licenses in the state of Maryland were restricted to a specific number that had previously been limited under Maryland law. The law changed in October 2007 and these restrictions are no longer in place; therefore, the value of these assets has been impaired and an impairment charge was recorded.
CEMETERY
•	Cemetery revenue decreased $1.1 million, or 1.8 percent, to $59.4 million for the fourth quarter of 2007. This decrease was due primarily to a decrease in merchandise delivery revenue, due in part to a decrease in interments in the Company’s market. The decrease is partially offset by an increase in gross cemetery property sales of 2.8 percent, or $0.8 million.
•	Cemetery gross profit decreased $1.1 million to $11.2 million for the fourth quarter of 2007 compared to $12.3 million for the same period of 2006 due primarily to the decrease in cemetery revenue, as discussed above, without a corresponding decrease in costs due to an increase in property, casualty and general liability insurance costs and health insurance costs during the fourth quarter of 2007.
OTHER
•	The Company recorded hurricane related charges of $0.2 million ($0.1 million after tax) during the quarter, net of insurance proceeds, compared to a recovery of $2.6 million ($1.7 million after tax, or $0.01 per diluted share) for the same period of 2006. These charges were due to repairs at locations damaged by Hurricane Katrina. The timing of the receipt of insurance proceeds is not in line with the timing of cash spending related to Hurricane Katrina. The Company has been unable to finalize its negotiations with its carriers related to damages caused by Hurricane Katrina. Accordingly, in August 2007, the Company initiated litigation to pursue resolution.
•	Interest expense decreased $1.5 million to $5.8 million during the fourth quarter of 2007 due to a 206 basis point decrease in the average rate due primarily to the reduction in interest resulting from the issuance of $250 million of senior convertible notes in 2007.
•	Investment and other income decreased $1.1 million to $0.9 million due primarily to a $1.3 million decrease in interest income receivable from the Internal Revenue Service.
•	The effective tax rate for continuing operations for the three months ended October 31, 2007 was 42.2 percent compared to 36.4 percent for the same period in 2006. This resulted in additional tax of $0.5 million due primarily to increases in state and U.S. possessions tax expense.
Fiscal Year Results From Continuing Operations
FUNERAL
•	Funeral revenue decreased $0.9 million, or 0.3 percent, to $279.3 million.
•	The Company’s same-store funeral operations achieved a 3.4 percent increase in the average revenue per traditional funeral service and a 7.4 percent increase in the average revenue per cremation service.
•	The increase in the average revenue per traditional funeral and cremation service were partially offset by a shift in mix to lower-priced cremation services resulting in an overall increase in the same-store average revenue per funeral service for the year of 3.5 percent.
•	During 2006 the Company recorded an increase of $1.6 million in funeral revenue related to the out of period accounting adjustments and $2.8 million of business interruption insurance proceeds related to Hurricane Katrina.

•	The cremation rate for the Company’s same-store operations was 39.3 percent for fiscal year 2007 compared to 38.6 percent for fiscal year 2006.
•	Same-store funeral services performed decreased 2.2 percent, or 1,304 events, to 58,631 same-store events performed. The Company’s decrease in service volume is consistent with industry data.
•	Preneed funeral sales decreased 1.1 percent during fiscal year 2007 compared to fiscal year 2006.
•	Funeral gross profit decreased $2.3 million to $62.9 million for 2007 compared to $65.2 million for 2006 due primarily to the decreases in revenue discussed above and a $1.4 million increase in expenses. The increase in expenses is primarily due to a $2.0 million increase in property, casualty and general liability insurance costs and a $0.7 million impairment charge related to funeral licenses in the state of Maryland. Prior to October 2007, funeral licenses in the state of Maryland were restricted to a specific number that had previously been limited under Maryland law. The law changed in October 2007 and these restrictions are no longer in place; therefore, the value of these assets has been impaired and an impairment charge was recorded.
CEMETERY
•	Cemetery revenue increased $9.5 million, or 4.1 percent, to $243.5 million for fiscal year 2007. This increase was due primarily to an increase in construction during the period on various cemetery projects and an increase in gross cemetery property sales. These increases were partially offset by a decrease in merchandise delivery revenue due in part to a decrease in interments and an increase in reserve for cancellations, which was due in large part to an improvement in reserve for cancellations in the prior year following Hurricane Katrina.
•	Gross cemetery property sales increased $6.7 million, or 6.2 percent.
•	Cemetery gross profit was $49.5 million for fiscal year 2007 compared to $49.4 million for fiscal year 2006.
OTHER
•	During fiscal year 2007, the Company recorded hurricane related charges of $2.5 million ($1.6 million after tax, or $0.02 per diluted share), net of insurance proceeds, compared to a $1.6 million recovery ($1.1 million after tax, or $0.01 per diluted share) for the fiscal year 2006. These charges were due to repairs at locations damaged by Hurricane Katrina. The timing of the receipt of insurance proceeds is not in line with the timing of cash spending related to Hurricane Katrina. The Company has been unable to finalize its negotiations with its carriers related to damages caused by Hurricane Katrina. Accordingly, in August 2007, the Company initiated litigation to pursue resolution. The Company could incur hurricane related charges in the first quarter of fiscal year 2008; however, the Company does not expect these costs or any hurricane related charges after that to be material.
•	Interest expense decreased $4.5 million to $25.1 million during fiscal year 2007 due to a 282 basis-point decrease in the average rate. The decrease in the average rate was due in part to additional interest incurred in fiscal year 2006 on the Company’s 6.25 percent senior notes as a result of the Company’s inability to timely complete a required exchange offer and due in part to the reduction in interest resulting from the issuance of $250 million of senior convertible notes in 2007.
•	The effective tax rate for continuing operations for the year ended October 31, 2007 was 31.5 percent compared to 36.0 percent for the same period in 2006. The reduced rate in 2007 was primarily caused by a tax benefit of $3.4 million attributable to the utilization of a capital loss carryforward, coupled with a tax benefit of $0.8 million attributable to the completion and settlement of an audit by the Commonwealth of Puerto Rico for tax periods 1999, 2000 and 2001.
Depreciation and Amortization
•	Depreciation and amortization from continuing operations and total operations was $7.6 million for the fourth quarter of 2007. For the fourth quarter of 2006, depreciation and amortization from continuing operations was $6.3 million and from total operations was $6.4 million.
•	Depreciation and amortization from continuing operations was $27.4 million and from total operations was $27.6 million for fiscal year 2007. For fiscal year 2006, depreciation and amortization from continuing operations was $25.4 million and from total operations was $25.7 million.
•	The increase in both the quarter and fiscal year balances was due in part to the accelerated depreciation of the Company’s software systems associated with the implementation of two new business systems.
Cash Flow Results and Debt for Total Operations

•	Cash flow provided by operating activities for the fourth quarter of 2007 was $27.1 million compared to $12.0 million for the same period of last year. The increase in operating cash flow was due to various reasons. The Company paid $4.8 million less in net tax payments due in part to tax savings strategies and $3.4 million less in interest payments due to the timing of payments as a result of the issuance of the new senior convertible notes. Lastly, during the fourth quarter of 2007, the Company executed a lease of its mineral rights at one of its cemeteries to an outside third party for $2.1 million. This positively impacted cash flow for the quarter and the Company will recognize this as revenue over the next year during the term of the lease.
•	Recurring free cash flow was $17.8 million during the fourth quarter of 2007 compared to $3.2 million for the fourth quarter of fiscal year 2006.
•	Cash flow provided by operating activities for fiscal year 2007 was $81.9 million compared to $90.1 million for the same period of last year. The decrease in operating cash flow was due to $14.8 million in unusual trust withdrawals received during fiscal 2006, while there were only $2.1 million of unusual trust withdrawals during fiscal 2007 related to the deferred revenue project. In addition, the Company made $9.3 million in net tax payments during fiscal year 2007 compared to $4.2 million in net tax payments made during fiscal year 2006 due to a net operating loss carryforward utilized in fiscal year 2006. The decreases to cash flow were partially offset by $1.3 million of cash inflows in excess of insurance proceeds recorded related to Hurricane Katrina in 2007 compared to $3.8 million of cash outflows in 2006. The timing of receipts of insurance proceeds does not match the timing of cash spending related to Hurricane Katrina. Lastly, the Company received $2.1 million due to the execution of a lease of its mineral rights at one of its cemeteries to an outside third-party, as mentioned-above.
•	Recurring free cash flow was $59.6 million during fiscal year 2007 compared to $58.4 million for the same period of last year. During this fiscal year, the Company paid an additional $5.1 million in income taxes and $2.8 million less in interest payments.
•	During fiscal year 2007, the Company paid $10.2 million, or $0.10 per share, in dividends with $2.5 million paid in the fourth quarter of 2007.
•	As of October 31, 2007, the Company had outstanding debt of $450.3 million and cash on hand of $71.5 million, or net debt of $378.8 million. During the year, the Company issued $125.0 million of 3.125 percent senior convertible notes and $125.0 million of 3.375 percent senior convertible notes. In conjunction with the issuance of the senior convertible notes, the Company repurchased 7,698,000 shares of its Class A common stock for $64.2 million.
•	In September 2007, the Board approved a $25.0 million stock repurchase program. Since the Company’s fiscal year end, it has purchased 1.4 million shares at an average price of $8.14 for $11.4 million. In December 2007, the Board approved an additional $25.0 million for stock repurchase leaving the Company with $28.6 million available under both programs.
Trust Performance
The following returns include realized and unrealized gains and losses:
•	For the year ended October 31, 2007, the Company’s preneed funeral and cemetery merchandise trust funds experienced a total return of 8.2 percent, and its perpetual care trust funds experienced a total return of 6.3 percent.
•	For the year ended October 31, 2006, the Company’s preneed funeral and cemetery merchandise trust funds experienced a total return of 12.7 percent, and its perpetual care trust funds experienced a total return of 11.0 percent.
•	For the last three years ended October 31, 2007, the Company’s preneed funeral and cemetery merchandise trust funds experienced an annual total average return of 9.2 percent, and its perpetual care trust funds experienced a total return of 6.9 percent.
Founded in 1910, Stewart Enterprises is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 220 funeral homes and 139 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.
Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss fourth quarter results today at 10 a.m. Central Standard Time. The teleconference dial-in number is 866-290-0916. To participate, please call the number at least 15 minutes prior to the call. If you are calling from outside the United States, the dial-in number is 913-312-0400. A replay of the call will be available by dialing 888-203-1112 (from within the continental United States) or 719-457-0820 (from outside the continental United States), and using pass code 5007484 until January 3, 2008, at 11:59 p.m. Central Standard Time. Interested parties will also have the opportunity to listen to the live conference call via the Internet through Stewart Enterprises’ website http://www.stewartenterprises.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay will be available at this website shortly following the conference call and will be available at the website until January 20, 2008.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)

	Three Months Ended October 31,
	2007	2006
Revenues:
Funeral	$66,916	$69,768
Cemetery	59,444	60,545

	126,360	130,313

Costs and expenses:
Funeral	55,960	54,039
Cemetery	48,255	48,198

	104,215	102,237

Gross profit	22,145	28,076
Corporate general and administrative expenses	(8,014)	(8,747)
Hurricane related recoveries (charges), net	(190)	2,636
Separation charges	—	(35)
Gains on dispositions and impairment (losses), net	(88)	(306)
Other operating income, net	210	439

Operating earnings	14,063	22,063
Interest expense	(5,791)	(7,332)
Investment and other income, net	947	2,048

Earnings from continuing operations before income taxes	9,219	16,779
Income taxes	3,892	6,107

Earnings from continuing operations	5,327	10,672

Discontinued operations:
Earnings (loss) from discontinued operations before income taxes	1,330	(263)
Income tax expense (benefit)	522	(14)

Earnings (loss) from discontinued operations	808	(249)

Net earnings	$6,135	$10,423

Basic earnings per common share:
Earnings from continuing operations	$.05	$.10
Earnings from discontinued operations	.01	—

Net earnings	$.06	$.10

Diluted earnings per common share:
Earnings from continuing operations	$.05	$.10
Earnings from discontinued operations	.01	—

Net earnings	$.06	$.10

Weighted average common shares outstanding (in thousands):
Basic	97,745	104,823

Diluted	97,989	104,924

Dividends declared per common share	$.025	$.025

Certain reclassifications have been made to the 2006 consolidated statement of earnings in order for these periods to be comparable. These reclassifications had no effect on net earnings.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)

	Year Ended October 31,
	2007	2006
Revenues:
Funeral	$279,330	$280,237
Cemetery	243,487	233,993

	522,817	514,230

Costs and expenses:
Funeral	216,375	215,042
Cemetery	194,012	184,575

	410,387	399,617

Gross profit	112,430	114,613
Corporate general and administrative expenses	(31,143)	(31,739)
Hurricane related recoveries (charges), net	(2,533)	1,628
Separation charges	(580)	(991)
Gains on dispositions and impairment (losses), net	(44)	(153)
Other operating income, net	1,651	1,333

Operating earnings	79,781	84,691
Interest expense	(25,065)	(29,633)
Loss on early extinguishment of debt	(677)	—
Investment and other income, net	3,374	3,676

Earnings from continuing operations before income taxes	57,413	58,734
Income taxes	18,099	21,154

Earnings from continuing operations	39,314	37,580

Discontinued operations:
Earnings (loss) from discontinued operations before income taxes	807	(80)
Income tax expense (benefit)	308	(93)

Earnings from discontinued operations	499	13

Net earnings	$39,813	$37,593

Basic earnings per common share:
Earnings from continuing operations	$.38	$.35
Earnings from discontinued operations	.01	—

Net earnings	$.39	$.35

Diluted earnings per common share:
Earnings from continuing operations	$.38	$.35
Earnings from discontinued operations	.01	—

Net earnings	$.39	$.35

Weighted average common shares outstanding (in thousands):
Basic	102,584	106,855

Diluted	102,737	106,900

Dividends declared per common share	$.10	$.10

Certain reclassifications have been made to the 2006 consolidated statement of earnings in order for these periods to be comparable. These reclassifications had no effect on net earnings.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	October 31,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$71,545	$43,870
Marketable securities	262	239
Receivables, net of allowances	60,615	72,554
Inventories	36,061	36,252
Prepaid expenses	6,355	6,428
Deferred income taxes, net	8,621	10,502
Assets held for sale	—	349

Total current assets	183,459	170,194
Receivables due beyond one year, net of allowances	83,608	75,350
Preneed funeral receivables and trust investments	515,053	513,695
Preneed cemetery receivables and trust investments	255,679	257,930
Goodwill	273,286	271,342
Cemetery property, at cost	374,800	370,280
Property and equipment, at cost:
Land	43,767	41,185
Buildings	310,968	290,874
Equipment and other	164,246	149,067

	518,981	481,126
Less accumulated depreciation	213,063	188,826

Net property and equipment	305,918	292,300
Deferred income taxes, net	192,859	173,983
Cemetery perpetual care trust investments	236,503	228,648
Non-current assets held for sale	—	13,265
Other assets	17,809	13,590

Total assets	$2,438,974	$2,380,577

(continued)

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	October 31,
	2007	2006
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$198	$2,839
Accounts payable	26,606	19,375
Accrued payroll and other benefits	16,316	17,353
Accrued insurance	21,252	21,803
Accrued interest	5,576	5,822
Other current liabilities	17,958	18,141
Income taxes payable	4,177	3,703

Total current liabilities	92,083	89,036
Long-term debt, less current maturities	450,115	374,020
Deferred preneed funeral revenue	256,603	270,267
Deferred preneed cemetery revenue	284,507	296,324
Non-controlling interest in funeral and cemetery trusts	683,052	653,814
Non-current liabilities associated with assets held for sale	—	8,833
Other long-term liabilities	13,869	12,410

Total liabilities	1,780,229	1,704,704

Commitments and contingencies
Non-controlling interest in perpetual care trusts	235,427	227,141
Non-controlling interest in perpetual care trusts associated with assets held for sale	—	1,839

Shareholders’ equity:
Preferred stock, $1.00 par value, 5,000,000 shares authorized; no shares issued	—	—
Common stock, $1.00 stated value:
Class A authorized 150,000,000 shares; issued and outstanding 94,865,387 and 101,408,227 shares at October 31, 2007 and 2006, respectively	94,865	101,408
Class B authorized 5,000,000 shares; issued and outstanding 3,555,020 shares at October 31, 2007 and 2006; 10 votes per share convertible into an equal number of Class A shares	3,555	3,555
Additional paid-in capital	583,789	640,648
Accumulated deficit	(258,902)	(298,715)
Accumulated other comprehensive income (loss):
Unrealized appreciation (depreciation) of investments	11	(3)

Total accumulated other comprehensive income (loss)	11	(3)

Total shareholders’ equity	423,318	446,893

Total liabilities and shareholders’ equity	$2,438,974	$2,380,577

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands, except per share amounts)

	Year Ended October 31,
	2007	2006
Cash flows from operating activities:
Net earnings	$39,813	$37,593
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Gains) loss on dispositions and impairment losses, net	(565)	327
Loss on early extinguishment of debt	677	—
Depreciation and amortization	27,638	25,666
Provision for doubtful accounts	9,756	6,795
Share-based compensation	1,576	1,203
Excess tax benefits from share-based payment arrangements	(153)	(11)
Provision for deferred income taxes	4,337	14,281
Other	2,019	3,371
Changes in assets and liabilities:
Increase in receivables	(7,795)	(22,256)
Increase in inventories and cemetery property	(4,365)	(4,193)
Increase in accounts payable and accrued expenses	1,741	10,454
Net effect of preneed funeral production and maturities:
Decrease in preneed funeral receivables and trust investments	4,167	4,567
Decrease in deferred preneed funeral revenue	(15,435)	(15,375)
Increase in funeral non-controlling interest	10,867	5,058
Net effect of preneed cemetery production and deliveries:
Decrease in preneed cemetery receivables and trust investments	5,042	3,479
Increase (decrease) in deferred preneed cemetery revenue	(11,807)	10,235
Increase in cemetery non-controlling interest	11,681	11,686
Increase (decrease) in other	2,747	(2,779)

Net cash provided by operating activities	81,941	90,101

Cash flows from investing activities:
Proceeds from sale of assets, net	3,750	1,218
Purchase of subsidiaries, net of cash acquired	(5,203)	—
Insurance proceeds related to hurricane damaged properties	2,529	6,000
Additions to property and equipment	(35,310)	(28,907)
Other	48	249

Net cash used in investing activities	(34,186)	(21,440)

Cash flows from financing activities:
Proceeds from long-term debt	250,000	—
Repayments of long-term debt	(176,547)	(33,168)
Debt issue costs	(6,217)	—
Proceeds from sale of common stock warrants	43,850	—
Issuance of common stock	3,066	368
Purchase and retirement of common stock	(64,201)	(21,996)
Purchase of call options	(60,000)	—
Dividends	(10,184)	(10,673)
Excess tax benefits from share-based payment arrangements	153	11
Other	—	62

Net cash used in financing activities	(20,080)	(65,396)

Net increase in cash	27,675	3,265
Cash and cash equivalents, beginning of year	43,870	40,605

Cash and cash equivalents, end of year	$71,545	$43,870

Supplemental cash flow information:
Cash paid during the year for:
Income taxes	$9,300	$4,200
Interest	$24,800	$27,600
Noncash investing and financing activities:
Issuance of common stock to executive officers and directors	$1,028	$612
Issuance of restricted stock, net of forfeitures	$4,136	$35

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED OCTOBER 31, 2007 AND 2006
(Unaudited)
EBITDA from continuing operations is defined as earnings plus depreciation, amortization, interest expense and income taxes from continuing operations. EBITDA margins from continuing operations are calculated by dividing EBITDA from continuing operations by revenue from continuing operations.
Management believes that EBITDA from continuing operations is a useful measure for providing additional insight into the Company’s operating performance. Due to the Company’s significant cash investment in preneed activity, management does not view EBITDA from continuing operations as a measure of the Company’s cash flow. Investors should be aware that EBITDA from continuing operations may not be comparable to similarly titled measures presented by other companies. The following tables provide reconciliations between net earnings (the GAAP financial measure that the Company believes is most directly comparable to EBITDA from continuing operations) and EBITDA from continuing operations for the three and twelve months ended October 31, 2007 and 2006:

	Three months ended		Twelve months ended
EBITDA from Continuing Operations	October 31,		October 31,
(Dollars in millions)	2007	2006	2007	2006
Consolidated net earnings	$6.1	$10.4	$39.8	$37.6
Add (Subtract): (Earnings) loss from discontinued operations	(0.8)	0.3	(0.5)	—

Earnings from continuing operations	$5.3	$10.7	$39.3	$37.6

Add: Depreciation and amortization from continuing operations	7.6	6.3	27.4	25.4
Add: Interest expense	5.8	7.3	25.1	29.6
Add: Loss on early extinguishment of debt	—	—	0.7	—
Add: Income taxes from continuing operations	3.9	6.1	18.1	21.1

EBITDA from continuing operations(1)	$22.6	$30.4	$110.6	$113.7

(1)	EBITDA for the fourth quarter of fiscal year 2007 was impacted by a $5.9 million decrease in gross profit and a $2.8 million increase in hurricane related charges, as discussed in “Fourth Quarter Results from Continuing Operations.” EBITDA for fiscal year 2007 was impacted by a $2.2 million decrease in gross profit and a $4.1 million increase in hurricane related charges, as discussed in “Fiscal Year Results from Continuing Operations.”

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED OCTOBER 31, 2007 AND 2006
(Unaudited)
Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Recurring free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures and specified items not expected to recur. Management believes that free cash flow and recurring free cash flow are useful measures of the Company’s ability to repay debt, make strategic investments, repurchase stock or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow and recurring free cash flow) and free cash flow and between net cash provided by operating activities and recurring free cash flow for the three and twelve months ended October 31, 2007 and 2006:

	Three months ended		Twelve months ended
Free Cash Flow	October 31,		October 31,
(Dollars in millions)	2007	2006	2007	2006
Net cash provided by operating activities	$27.1	$12.0	$81.9	$90.1
Less: Maintenance capital expenditures	(7.4)	(6.6)	(18.9)	(20.7)

Free cash flow	$19.7	$5.4	$63.0	$69.4

Net cash provided by operating activities	$27.1	$12.0	$81.9	$90.1
Less: Trust withdrawals during deferred revenue project(1)	(2.1)	(2.7)	(2.1)	(14.8)
Add (Subtract): Net cash outflows (inflows) from insurance proceeds and expenditures recorded related to Hurricane Katrina	0.2	0.5	(1.3)	3.8

Adjusted cash provided by operating activities	25.2	9.8	78.5	79.1
Less: Maintenance capital expenditures	(7.4)	(6.6)	(18.9)	(20.7)

Recurring free cash flow (2)	$17.8	$3.2	$59.6	$58.4

(1)	Represents cash inflows for cash withdrawn from trusts during the deferred revenue project that relates to services and merchandise delivered in prior periods.

(2)	The fourth quarter of 2007 results include a $4.8 million decrease in cash outflows for income taxes paid from $5.1 million in the fourth quarter of 2006 to $0.3 million in the fourth quarter of 2007 due in part to tax savings strategies and a $3.4 million decrease in cash outflows for interest paid from $10.1 million in the fourth quarter of 2006 to $6.7 million in the fourth quarter of 2007 due to the timing of the payments as a result of the issuance of the new senior convertible notes. The fiscal year 2007 results include an increase in cash outflow for $5.1 million for income taxes paid from $4.2 million in fiscal year 2006 to $9.3 million in fiscal year 2007 due to a net operating loss carryforward utilized in fiscal year 2006. Lastly, the year and quarter results for fiscal year 2007 include a cash inflow of $2.1 million for the mineral rights lease.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CAUTIONARY STATEMENTS
This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to:
•	effects on revenue due to the changes in the number of deaths in our markets and decline in funeral call volume;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	effects on cash flow and earnings as a result of increased costs;

•	effects on at-need and preneed sales of a weakening economy;

•	effects on our revenue and earnings of the continuing national trend toward increased cremation and the increase in the percentage of cremations performed by us that are inexpensive direct cremations;

•	effects on our trust fund and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	risk of loss due to hurricanes;

•	effects of the call options we purchased and the warrants we sold on our class A common stock and the effects of the outstanding warrants on the ownership interest of our current stockholders;

•	our ability to pay future dividends on our common stock;

•	possible adverse outcomes of pending class action lawsuits and the continuing cost of defending against them;

•	our ability to consummate significant acquisitions successfully;

•	the effects on us as a result of our industry’s complex accounting model;

•	the effect of the potential change in accounting method for our convertible notes;
and other risks and uncertainties described in our Form 10-K for the year ended October 31, 2006 and our Form 10-Qs for the quarters ended January 31, April 30 and July 31, 2007, filed with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.